DATED OCTOBER 20, 2014
ASPEN BERMUDA LIMITED (1)
and
JAMES RICHARD FEW (2)
____________________________________________________
SEVERANCE AGREEMENT
____________________________________________________
Willkie Farr & Gallagher (UK) LLP
City Point
1 Ropemaker Street
London EC2Y 9AW
Tel: +44 (0)20 3580 4700
Fax: +44 (0)20 3580 4800
www.willkie.com

THIS AGREEMENT is made as of the 20th day of October 2014
BETWEEN:

(1)
ASPEN BERMUDA LIMITED (formerly ASPEN INSURANCE LIMITED), incorporated in the Islands of Bermuda whose registered office is at Canon’s Court, 2nd Floor, 22 Victoria Street, Hamilton HM12, Bermuda (the “Company”); and

(2)	JAMES RICHARD FEW of Winslow, 34 Harbour Road, Paget PG02, Bermuda (hereinafter referred to as the “Executive”).

1.	INTERPRETATION

(i)	In this Agreement:

“Affiliate”
means any entity directly or indirectly controlling, controlled by, or under common control with the Company, or any other entity designated by the Board in which the Company or an Affiliate has an interest;

“Board”	means the Board of Directors of the Company from time to time;
“Group”	means the Company and its Affiliates (and “Group Company” means the Company or any one of its Affiliates); and
“Service Agreement”	shall mean the Amended and Restated Service Agreement entered into between the Executive and the Company dated February 10, 2005.

2.	TERMINATION DATE
The Executive’s employment with the Company will end on March 3, 2015 (the “Termination Date”).

3.	PAYMENT OF SALARY ETC
The Company will continue to provide the Executive with his salary and all other contractual benefits (including, but not limited to, healthcare, golf and gym memberships, business class return flights home to the United Kingdom for the Executive, his spouse and dependent children and pension contributions at current rates) up to the Termination Date in the normal way; provided, that, with respect to flight benefits, (i) the Executive will be permitted to use his remaining flights for 2014 for flights during the period March 26, 2015 through and including April, 2015; and (ii) the Executive will not be entitled to any additional flight benefits in respect of service in 2014 or 2015. Within fourteen (14) days of the Termination Date the Company will also pay the Executive in respect of his accrued but untaken holiday (less such deductions for income tax and social security as are or may be required by law as of the date of payment). Following the Termination Date, the Company or its advisers shall contact the Executive separately regarding any accrued benefits due under any Company or Group pension scheme (the “Pension Scheme”), and the options open to the Executive in relation to the Pension Scheme. The Executive, his spouse and any dependent children will remain in the Company’s private medical insurance scheme (or an equivalent continuation scheme) at its expense and on the same basis as previously until September 3, 2015 or, if earlier, until the Executive starts new employment providing an equivalent benefit. The Company warrants and represents to the Executive that the provider of the Company’s private medical insurance scheme has confirmed to the Company that the insurance can be continued as contemplated by this Clause 3. The Executive undertakes to notify the Company as soon as he starts new employment. The Company will continue to pay its usual proportion of the rental payments on the Executive’s house in Bermuda for the months of March and April 2015, and any costs due to giving early notice of termination (other than any costs determined by the Company to have been incurred by reason of any failure or delay of the Executive to provide reasonable advance notice of such early termination). If the Executive chooses to return to the United Kingdom not later than July 31, 2015, the Company will pay for the reasonable costs of relocating the Executive, his spouse and any dependent children, and their collective possessions, to the United Kingdom (including business class flights) and will meet any other ancillary costs.

4.	TERMINATION SUMS
Subject to the Executive agreeing to all of the conditions set out below, the Company will pay the Executive the following sums:

(i)
an amount equal to the formulaic annual incentive award derived from the Company’s annual incentive award funding formula for the Executive’s role in respect of the fiscal year ending on December 31, 2014, applied in the same manner as applied to active executive employees of the Company and calculated 50% by reference to Group Return on Equity versus 2014 plan performance and 50% by reference to the average Return on Equity versus 2014 plan performance of Other Property, Property Catastrophe (including Aspen Capital Markets), Casualty Re and Specialty Re, in each case without the application of any negative discretion, such amount payable at the same time as annual incentive awards for the fiscal year ending on December 31, 2014, are paid to executives of the Company, such date to be no later than the March 15, 2015 monthly payroll date;

(ii)
$600,000 in respect of the Executive’s entitlement to the severance payment calculated and defined in accordance with Clauses 19.2(c)(x) and 19.3 of the Service Agreement, such amount payable by no later than the March 15, 2015 monthly payroll date; and

(iii)
an amount equal to the severance payment calculated and defined in accordance with Clauses 19.2(c)(y) and 19.3 of the Service Agreement, except that the three-year period used to calculate the average annual incentive award will be based on the fiscal years ending on December 31, 2012, 2013 and 2014, with the annual incentive award for the fiscal year ending on December 31, 2014, calculated in accordance with subclause (i) above, such amount payable at the same time as annual incentive awards for the fiscal year ending on December 31, 2014, are paid to executives of the Company, such date to be no later than the March 15, 2015 monthly payroll date (the amounts set forth in subclauses (i), (ii) and (iii) of this Clause 4 are collectively referred to herein as the “Severance Payments”).

The sums set forth above will be subject to such deductions for income tax and national insurance as are required by law. Any cash payments will be made by transfer to the Executive’s bank account. For the avoidance of doubt, (x) the payment of the Severance Payments shall be deemed to be in full satisfaction of any and all payments and obligations due to the Executive under Clause 19 of the Service Agreement or otherwise and (y) the Executive will not be entitled to receive any payment in respect of an annual incentive award for the fiscal year ending on December 31, 2015.

5.	GARDEN LEAVE
Effective September 3, 2014, and through the Termination Date (the “Garden Leave Period”), the Executive will remain on garden leave pursuant to Clause 18.3 of the Service Agreement. The Executive acknowledges and agrees that pursuant to Clause 19.3 of the Service Agreement, the Severance Payments shall be reduced by a sum equal to the total salary and incentive award payments received by the Executive during the Garden Leave Period. The Executive acknowledges that, during the Garden Leave Period, he will remain under duties of fidelity and loyalty to the Company and is required to adhere in full to the terms of Clause 18.3 of the Service Agreement. In accordance with those requirements, the Company hereby instructs the Executive, during the Garden Leave Period (unless instructed or authorised otherwise by Aspen’s Group General Counsel):

(i)	not to attend at the offices of the Company or any other Group Company;

(ii)	not to carry out any duties;

(iii)
(other than as qualified in the paragraph immediately following subclause (iv) below to allow for reasonable social interaction) not to communicate or deal with any employees, agents, consultants or customers of the Company or any other Group Company, including not dealing with brokers or other intermediaries with whom the Company does business and not attending at any industry events, whether formal or social in nature; and

(iv)
to maintain total confidentiality as to the terms of or the circumstances surrounding his departure from the Company, except to his immediate family and attorney, provided each such person agrees to keep this fully confidential.

In addition to the foregoing, during the Garden Leave Period, the Executive will not actively seek out business-related conversations or discussions with employees, brokers or customers of the Company, including, but not limited to, attending at industry events, whether formal or informal in nature; provided, that the foregoing will not prevent the Executive from having a purely social interaction, in the ordinary course of Bermuda island life, with any person, so long as in doing so (x) the Executive adheres at all times to the provisions of Clause 14 of the Service Agreement and (y) conversation is confined to either personal and social matters or general industry themes. In particular, during the Garden Leave Period, the Executive will not discuss issues surrounding his departure from the Company or discuss the Company’s business. Notwithstanding the foregoing, during the Garden Leave Period, the Executive is permitted to speak to potential future employers (who are not existing employees, brokers or customers of the Company) regarding commencing future employment, such employment only to commence once the Executive is contractually free to do so.

6.	EQUITY AWARDS
Notwithstanding the terms of the relevant award agreements:

(i)
the 11,846 outstanding time-based restricted share units scheduled to vest on the next applicable vesting date will vest on their regularly scheduled vesting dates as follows: 4,249 restricted share units will vest on February 8, 2015; 3,310 restricted share units will vest on February 11, 2015; and 4,287 restricted share units will vest on April 25, 2015;

(ii)
of the 37,194 performance shares granted to the Executive in 2012 (the “2012 Performance Shares”), the 12,076 performance shares which are “banked” as of the date hereof will vest on their regularly scheduled vesting date following the filing by Aspen Insurance Holdings Limited of its Annual Report on Form 10-K

for the fiscal year ended December 31, 2014 (such filing date, the “2015 Vesting Date”);

(iii)
of the remaining 2012 Performance Shares, 12,398 performance shares, forming the last tranche of the 2012 Performance Shares, will continue to be eligible for vesting on the 2015 Vesting Date, subject to the application of the 2014 testing conditions of such performance shares;

(iv)
of the 29,669 performance shares granted to the Executive in 2013 (the “2013 Performance Shares”), the 3,126 performance shares which are “banked” as of the date hereof will vest on their regularly scheduled vesting date following the filing by Aspen Insurance Holdings Limited of its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (such filing date, the “2016 Vesting Date”); and

(v)
of the 2013 Performance Shares, 9,889 performance shares, forming the second tranche of the 2013 Performance Shares, will continue to be eligible for vesting on the 2016 Vesting Date, subject to the application of the 2014 testing conditions of such performance shares.

Any shares which become vested pursuant to this Clause 6 will be issued to Executive following the applicable vesting date, subject to Executive providing due “sale to cover” instructions to the share plan administrator. As of the Termination Date, Executive shall forfeit all performance shares which are subject to 2015 and 2016 testing conditions and performance shares granted in 2014 which are subject to 2014 testing conditions and which are also scheduled to vest in 2017. In addition, the Executive shall forfeit any restricted share units which have not vested in accordance with Clause 6(i) above.

7.	WAIVER OF CLAIMS

(i)
The Executive accepts the terms set out in this Agreement in full and final settlement of all and any claims that he has or may have against the Company, the Board or any other Group Company or any of its or their current or former shareholders, directors, officers, employees or agents, whether contractual (whether known or unknown, existing now or in the future), statutory or otherwise, arising out of or in connection with his employment with the Company or the termination of his employment. The Executive also agrees to waive irrevocably and release the Company, the Board and all Group Companies (and all of its or their current or former shareholders, directors, officers, employees or agents) from and against any claims whether contractual (whether known or unknown, existing now or in the future), statutory or otherwise, arising out of or in connection with his employment with the Company or the termination of his employment. This waiver shall not apply in relation to any claim relating to his pension rights that have accrued up to the Termination Date, to any of the sums and benefits due to the Executive pursuant to this Agreement, or to the Executive enforcing any other term of this Agreement.

(ii)
As a condition to his receipt of the payments and benefits described in Clauses 4 and 6 above, the Executive agrees to execute and deliver to the Company the Supplemental Release Agreement attached as Exhibit A hereto promptly following the Termination Date, but in no event later than five (5) days following the Termination Date.

(iii)
The Company (acting for itself and as agent for all other Group Companies) confirms to the Executive that neither it nor any other Group Company has any claim or right of action against the Executive (whether known or unknown, existing now or in the future) arising out of or in connection with his holding office with (as director or otherwise), or being employed by, any Group Company or the termination of any such office or employment. To the extent that any such claim or right of action exists or may exist, the Company (acting for itself and as agent for all other Group Companies) irrevocably: (a) waives any such claim or right of action; and (b) releases the Executive from any such liability; provided, that the claims released pursuant to this Clause 7(iii) shall not include: (1) claims with respect to (x) the right to enforce this Agreement or (y) the memorandum and articles of association, certificate of incorporation or by-laws of the Company or any other Group Company, (2) claims that are based upon any of the Executive’s acts or omissions that involve fraud, deceit, misappropriation, embezzlement, theft, breach of fiduciary duty, gross negligence or intentional misconduct, or arising out of facts that constitute a violation of law, (3) cross-claims in any shareholder derivative lawsuit, (4) any rights of the Company Group arising under the Sarbanes-Oxley Act of 2002 or any written policy in effect on the Termination Date that requires the disgorgement of incentive compensation as the result of an accounting restatement due to noncompliance with financial reporting requirements, or (5) any claims that cannot be waived by law. The Company warrants and represents to the Executive that he has resigned validly from all directorships and offices he held with any Group Company.

(iv)
During the six (6) year period following the Termination Date, the Company will maintain directors’ and officers’ liability insurance for the benefit of the Executive, to the same extent as maintained for other senior executives of the

Company, in relation to any periods during which he was a director or office-holder of any Group Company.

8.	CONFIRMATION OF NO BREACHES
The Executive confirms and warrants to the Company that he has not at any time during his employment committed a fundamental breach of the terms of the Service Agreement.

9.	SATISFACTION OF STATUTORY CONDITIONS
The Executive is aware of his rights under the Employment Act 2000 and the Human Rights Amendment Act 1987 and has informed the Company of any and all claims that he might seek to bring arising from his employment or termination of employment. This Agreement relates to his claims under the Employment Act 2000 and the Human Rights Amendment Act 1987.

10.	POST-TERMINATION RESTRAINTS
The Executive acknowledges that the provisions of Clause 11 (Confidentiality) and Clause 14 (Restrictive Covenants) of the Service Agreement will (to the extent that they are applicable in the circumstances of the termination of the Executive’s employment with the Company) remain in full force and effect notwithstanding the termination of his employment and that, notwithstanding anything set forth in the Service Agreement, such provisions shall be subject to the exclusive jurisdiction of the English courts and the laws of England and Wales. Notwithstanding the foregoing, the Executive may elect to end the restricted period set forth in Clause 14 of the Service Agreement and be released from the restrictions set forth in Clause 14.3 of the Service Agreement (but not those in Clause 14.2 of the Service Agreement) earlier than September 3, 2015; provided, that (i) the earliest date on which the Executive may elect to end such restricted period and be released from the restriction set forth in Clause 14.3 of the Service Agreement is July 3, 2015, and (ii) the Executive will forgo (or, if already paid, will promptly repay to the Company, net of any deductions for income tax and social security)) that portion of the payments provided pursuant to subclauses (ii) and (iii) of Clause 4 hereof which relates to the portion of the restricted period so released assuming that such payments were paid evenly over the full restricted period.

11.	CLAWBACK
Notwithstanding anything contained herein to the contrary, if the Executive breaches the terms of Clause 5 (Garden Leave) hereof or Clause 11 (Confidentiality) or Clause 14 (Restrictive Covenants) of the Service Agreement, then (i) the Executive’s right to receive any restricted share units or performance shares pursuant to Clause 6 hereof will immediately terminate and such awards will be immediately forfeited; (ii) the Executive will promptly (but in no event later than five (5) days) return to the Company all ordinary shares acquired upon the vesting of any restricted share units or performance shares pursuant to Clause 6 hereof; and (iii) to the extent that the Executive received any proceeds from the sale of any ordinary shares acquired upon the vesting of any restricted share units or performance shares pursuant to Clause 6 hereof, repay to the Company, net of any deductions for income tax and social security, the proceeds received pursuant to such sale.

12.	LEGAL ADVICE AND EXPENSES
The Executive confirms that he has received advice from Chris Bracebridge of Covington & Burling LLP, 265 Strand, London WC2R 1BH, an independent adviser. The Company agrees to pay to Covington & Burling LLP up to $30,000 plus VAT (if applicable) in respect of the reasonable legal fees incurred by the Executive in taking legal advice concerning his departure from the Company and negotiation of this Agreement. This will be paid directly to Covington & Burling LLP following receipt by Aspen’s Group General Counsel of an invoice addressed to the Employee but expressed to be payable by the Company or other Group Company.

13.	RETURN OF COMPANY PROPERTY
Before any payment under Clause 4 above is made, the Executive will, in accordance with Clause 19.1(b) of the Service Agreement, deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any other Group Company which may be in his possession or under his control, and (unless prevented by the owner thereof) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any other Group Company or any supplier, agent, distributor or customer of the Company or any other Group Company, and he confirms that he has not retained any copies thereof.

14.	CONFIDENTIALITY
Save by reason of any legal obligation or to enforce the terms of this Agreement, the Executive will not:

(i)
directly or indirectly disseminate, publish or otherwise disclose (or allow to be disseminated, published or otherwise disclosed) by any means (whether oral, written or otherwise) or medium (including without limitation electronic, paper, radio or television) any information directly or indirectly relating to the termination of the Executive’s employment (save to prospective employers, when the Executive may state solely that his employment with the Company ended by mutual agreement); or

(ii)	make any derogatory or disparaging comments about the Company, any Group Company or any of its or their shareholders, directors, officers, employees or agents.
The Company will procure that:

(a)
those senior Group and/or Company employees with knowledge of this Agreement (including, without limitation, Aspen’s current Chief Executive Officer and Group General Counsel) will not: (x) disclose its terms or existence to others within or outside the Company (except as required by law; in particular, but without limitation, in the circumstances provided for in the paragraph immediately following subclause (b) below); (y) directly or indirectly disseminate, publish or otherwise disclose (or allow to be disseminated, published or otherwise disclosed) by any means (whether oral, written or otherwise) or medium (including without limitation electronic, paper, radio or television) any information directly or indirectly relating to the termination of the Executive’s employment, other than in a manner consistent with the Company’s press release, dated September 5, 2014; or (z) make any derogatory or disparaging comments about the Executive; and

(b)	Aspen’s Group General Counsel (or his successor) will respond to any requests for an oral reference.
The Executive acknowledges that the Company will be required to file a copy of this Agreement once executed with the United States Securities and Exchange Commission.
Written reference requests should be addressed to Aspen’s Group General Counsel (or his successor). If that person receives such a written request for a reference in respect of the Executive, the Company will provide the draft attached at Exhibit B to this Agreement.

15.	NO ADMISSION OF LIABILITY
This Agreement is made without any admission on the part of the Company or any Group Company that it has or they have in any way breached any law or regulation or that the Executive has any claims against the Company or any Group Company.

16.	TAX INDEMNITY

The Executive hereby agrees to be responsible for, and to indemnify the Company and all Group Companies and keep them indemnified on an on-going basis against any claim or demand (including any related interest or penalties imposed, unless these were incurred by reason of any default or delay of the Company or any Group Company) which is made by any competent taxation authority in relation to, the payment of any income tax and/or employee social security deductions imposed by any competent taxation authority in respect of any of the payments and benefits provided under this Agreement (other than for the avoidance of doubt, any income tax and/or employee social security deductions which have or should have been deducted or withheld by the Company in paying the sums to the Executive). The Company shall give the Executive reasonable notice of any demand for tax or social security which may lead to liabilities for the Executive under this indemnity and shall provide the Executive with reasonable access to any documentation the Executive may reasonably require to dispute such a claim (provided, that nothing in this Clause shall prevent the Company from complying with its legal obligations with regard to any competent taxation authority). For the avoidance of doubt, if any of the payments and benefits provided under this Agreement (including, without limitation, flight benefits and relocation benefits) become taxable in the United Kingdom 2015/2016 tax year, the Executive shall be solely responsible for, and the indemnity provisions of this paragraph shall apply to, any income tax and/or employee social security deductions.

17.	TAX RESIDENCY
The Company and the Executive acknowledge that the Executive intends to remain a tax resident of Bermuda until at least the end of the United Kingdom 2014/15 tax year.

18.	ENTIRE AGREEMENT
This Agreement sets out the entire agreement between the Executive and the Company in relation to the termination of the Executive’s employment and other matters referred to in this Agreement and, save as set out in Clauses 6 and 10 above, supersedes all prior arrangements, proposals, representations, statements and/or understandings between the Executive, the Company and any Group Company in relation to such matters.

19.	APPLICABLE LAW
This Agreement is subject to the exclusive jurisdiction of the English courts and the laws of England and Wales.

20.    COUNTERPARTS
This Agreement may be executed in one or more counterparts which, when taken together, shall be deemed to constitute the entire agreement between the parties.
*    *    *
/s/ James Few
James Richard Few
October 20, 2014
Dated
/s/ Fred Lemoine
For and on behalf of Aspen Bermuda Limited
October 20, 2014
Dated
Exhibit A
Supplemental Release Agreement
I, James Richard Few, agree and acknowledge the following:

1.	On or about October 20, 2014, I entered into a Severance Agreement (the “Agreement”) with Aspen Bermuda Limited (the “Company”);

2.
Pursuant to Clause 7(ii) of the Agreement, I am required to execute this Supplemental Release Agreement (this “Release”) as a condition of receiving the payments and benefits described in Clauses 4 and 6 of the Agreement;

3.
By signing this Release, I acknowledge and agree that the payment(s) and other benefits provided (or to be provided) pursuant to the Agreement are in full discharge of any and all liabilities and obligations of the Company or any other Group Company to me, monetarily or with respect to employee benefits or otherwise;

4.
By signing this Release, I, on behalf of myself, my duly appointed legal representatives in the event of my legal incapacity (for the avoidance of doubt, excluding Covington & Burling LLP), executors, heirs and assigns, reaffirm each and every provision of the Agreement as of the date below and specifically acknowledge that I am waiving any and all claims of any nature or kind that I may have against the Company (whether known or unknown to me) that accrued or could have accrued between the time that I signed the Agreement and the date set forth below.

5.	I acknowledge and reaffirm my continuing obligations under Clause 10 of the Agreement.

6.	Clause 19 of the Agreement shall apply to this Release.
IN WITNESS WHEREOF, I have executed this agreement as of the date set forth below.
JAMES RICHARD FEW

Dated:

Exhibit B
Agreed Reference
[DATE]
Dear [        ]
Re: James Few
James Few was employed by Aspen Bermuda Limited as Chief Executive Officer from August 7, 2012 to March 3, 2015, when his employment ended. He commenced employment within the Aspen Group on June 21, 2002.
It is our policy only to provide references containing information as to employees’ roles and dates of employment. This reference is given to the addressee in confidence and only for the purposes for which it was requested. It is given in good faith, but neither the writer nor [Company Name] accepts any responsibility or liability for any loss or damage caused to the addressee or any third party as a result of any reliance being placed on it.
Yours sincerely,
[Name]
[Title]